Chris New                                                      February 13, 2003
Chief Executive Officer
Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, Florida 32809

Re:  Minimum Net Worth Floor Covenant
     Maximum Debt/Tangible Net Worth Covenant
     Maximum Funded Debt/EBITDA Covenant

Dear Mr. New:

SouthTrust Bank has agreed to waive the following covenants, through April 1, 2004, of Galaxy Nutritional Foods, Inc. as follows:

Minimum Net Worth Floor Covenant
Maximum Debt/Tangible Net Worth Covenant
Maximum Funded Debt/EBITDA Covenant

All other terms and conditions, including all financial covenants, remain in effect and have not been waived, modified, amended or rescinded.

A $10,000 covenant waiver fee is required to waive the covenants listed above and is payable upon receipt of this letter.

Please call me with any questions regarding this waiver.

Sincerely,

/s/ Todd H. Banes

Todd H. Banes